Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

SALE AND LEASEBACK AGREEMENT OF HEADQUARTERS AND WAREHOUSE FACILITY

TULSA, OK, September 23, 2024 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on September 19, 2024, it executed a Commercial Real Estate Contract (“Contract”) with Partner Holdings or (“Buyer”) for the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”).

The agreed upon sale price of the Hilti Complex per the executed Contract totaled $38,250,000 less fees, commissions and closing costs. The proceeds from the sale will be utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company's Bank. At closing, EDC will assign the existing Hilti tenant lease to the Buyer and will execute a separate Triple-Net Lease (the "Lease") for its occupied space in the Hilti Complex. The sale agreement does not include the excess land parcel adjacent to the Hilti Complex which will remain under the ownership of EDC.

“As previously mentioned, selling the Hilti Complex and reducing our borrowings is in the best interest of our shareholders, and we expect to have limited working capital borrowings going forward. The interest saved on the reduced borrowings will exceed our monthly rental payments and we will no longer have monthly mortgage payments, providing an immediate improvement to our financial performance. This cash flow improvement, along with our recently announced lease agreement for approximately half of our space, will have a positive benefit on our monthly cashflows. We also expect our cashflow from operations to be very strong in the upcoming years as we convert our excess inventory into cash.”

The Complex consists of multiple buildings totaling 402,000 square feet of rentable office and warehouse space on 34-acres. Approximately 183,800 square feet of the Hilti Complex is occupied by Hilti under a 15-year lease which will be assigned to the Buyer at the Contract close. The Company will execute a new lease for the remaining 218,200 square feet and will retain the recent lease/sub-lease for approximately 110,000 square feet under a 5-year term to tenant Crusoe Energy System. In addition, the sale Contract does not include the excess land parcel, consisting of approximately 17 acres of undeveloped land adjacent to the Hilti Complex, which will remain under the Company’s ownership. EDC, as a part of the purchase agreement, the Company will grant Partner Holdings a right of first refusal on any future sale of the excess land.

Per the terms of the Contract, Buyer will have 75 days to complete due diligence, commencing September 19th, including necessary investigations, inspections, and reviews. The closing of the Contract is to be completed 30 days after the due diligence period.

The terms of the Company’s lease will be 15 years, and the initial lease rate will be $8.52 per square foot, with 2.5% annual escalations beginning in year two of the lease. The Lease will also include triple-net terms, where the Seller will be responsible for utilities, insurance, property taxes, and regular maintenance, excluding roof and structural maintenance, which will be the Buyer's responsibility. Additionally, the Company retains the rights to sublease any available unused space, subject to buyer approval, in the building during the lease term. The Lease will also encompass other standard terms that are customary in the local market.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710